Cooper Industries
P.O. Box 4446
Houston, Texas 77210-4446

News Release

For information contact:
Mark Doheny
Cooper Industries
713-209-8484
mark.doheny@cooperindustries.com

Cooper Industries And Danaher Announce
Tools Joint Venture Closing

Dublin, Ireland, July 6, 2010 – Cooper Industries plc (NYSE:CBE) and Danaher Corporation (NYSE: DHR) today announced the completion of the joint venture combining Cooper’s Tools business with certain tools businesses from Danaher Corporation’s Tools and Components segment.

The joint venture, which was previously announced in March 2010, will be named Apex Tool Group, LLC. Under the joint venture agreement Cooper and Danaher each will own a 50% share of the new company and have equal representation on the joint venture’s Board of Directors. Steve Breitzka, former President Danaher Tool Group, will lead the joint venture as Chief Executive Officer.

“We are extremely excited about the creation of this global tools business with Danaher, which we expect to deliver long-term value creation to our shareholders, customers and employees. We are confident that the joint venture’s management team will successfully capitalize on the synergies that are inherent in combining these two businesses. Cooper will continue to focus on growing our core electrical products business by executing on our organic growth initiatives of customer loyalty, innovation and globalization and utilizing our exceptionally strong balance sheet for strategic acquisitions,” said Cooper Industries Chairman and Chief Executive Officer Kirk S. Hachigian.

It is anticipated that Cooper will recognize a net after-tax loss in the second quarter of 2010 related to the transaction currently estimated at approximately $90 million or $0.53 per share. This non-cash loss will be principally related to the recognition of the cumulative currency translation. Excluding the effect of the non-cash loss, it is anticipated that the joint venture will have an immaterial impact on Cooper’s 2010 forecasted Free Cash Flow and Earnings Per Share. Beginning in the third quarter of 2010, the Tools Segment will be deconsolidated in Cooper’s consolidated financial statements and reflected as an equity investment on Cooper’s balance sheet and as equity earnings from a joint venture in the consolidated income statement.

About Cooper Industries

Cooper Industries plc (NYSE: CBE) is a global manufacturer with 2009 revenues of $5.1 billion, approximately eighty-nine percent of which are from electrical products. Founded in 1833, Cooper’s sustained level of success is attributable to a constant focus on innovation, evolving business practices while maintaining the highest ethical standards, and meeting customer needs. The Company has eight operating divisions with leading market share positions and world-class products and brands including: Bussmann electrical and electronic fuses; Crouse-Hinds and CEAG explosion-proof electrical equipment; Halo and Metalux lighting fixtures; and Kyle and McGraw-Edison power systems products. With this broad range of products, Cooper is uniquely positioned for several long-term growth trends including the global infrastructure build-out, the need to improve the reliability and productivity of the electric grid, the demand for higher energy-efficient products and the need for improved electrical safety. In 2009, sixty-one percent of total sales were to customers in the industrial and utility end-markets and thirty-nine percent of total sales were to customers outside the United States. Cooper has manufacturing facilities in 23 countries as of 2009. For more information, visit the website at www.cooperindustries.com

About Danaher Corporation

Danaher (NYSE: DHR), based in Washington. D.C., is a diversified technology leader that designs, manufactures, and markets innovative products and services to professional, medical, industrial, and commercial customers. Our portfolio of premier brands is among the most highly recognized in each of the markets we serve. Driven by the Danaher Business System, our 47,000 associates serve customers in more than 125 countries and generated $11.2 billion of revenue in 2009. For more information please visit our website: www.danaher.com.

This news release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements and you should not place undue reliance on any such forward-looking statements. These factors include, among other things, the current uncertainty in the global economy and credit markets, the impact of restructuring activities, contractions or growth rates and cyclicality of served markets, competition, currency exchange rates, changes in applicable laws and regulations, tax audits and changes in tax rates, litigation and other contingent liabilities including intellectual property and environmental matters, risks relating to product defects and recalls, commodity costs and surcharges, relationships with and the performance of our channel partners, risks relating to man-made and natural disasters, and international economic, political, legal and business factors. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in each of our SEC filings, including each of our 2009 Annual Reports on Form 10-K. These forward-looking statements speak only as of the date of this release and neither company assumes any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise.

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